Exhibit 99.1
Telenet Reports Preliminary Q1 2024 Results
Solid start to 2024, on track to deliver on our full year guidance

Mechelen, May 1, 2024 – Telenet Group Holding NV (“Telenet” or the “Company”) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months (“Q1”) ended March 31, 2024.

John Porter, CEO of Telenet, commented:
“2024 got off to a solid start, putting us on track to achieve our full year guidance. On the operational side, I’m pleased with the significant progress we’ve made in resolving last year’s technical and administrative issues and that our service levels are now back to normal. Our upgraded IT platform provides us with unique tools to evolve towards a proactive and personalized digital customer experience. Our net subscriber trend in the first quarter continued to be impacted by higher annualized churn from the intensely competitive market environment, which more than offset the improved sales performance from our latest marketing campaigns. Looking ahead to the upcoming launch of our FMC offering in Wallonia and our commitment to regain commercial agility in our footprint, I’m confident we will be able to turn this trend in the course of the year. And finally, our Wyre partnership with Fluvius, in which we hold a majority 66.8% stake, is well on track to achieve its FTTH roll-out plan, whilst continuing to explore ways in which we can maximize the efficiency of such roll-out.”

Operating and strategic highlights:
•Continued pressure on our RGU base from an intensely competitive environment characterized by increased promotional activity and higher annualized churn. Broadly stable net subscriber losses1 in Q1 2024 (59,300) compared to Q4 2023 (59,200), including telephony, video, broadband and mobile postpaid declines of 21,300, 20,600, 6,000 and 800, respectively
•FMC households totaled 847,200 at March 31, 2024 (+3,600 in Q1 2024), representing 49.1% of broadband RGUs. Our FMC customers continue to have access to one of the best broadband and mobile networks in our footprint and the richest premium entertainment experience, including domestic and international streaming services and sports
•Monthly ARPU per fixed customer relationship of €61.60 in Q1 2024, up 3.8% YoY on a reported basis as a result of the June 2023 rate increase, partially offset by an average lower RGU count
•In April 2024, we extended our digital ecosystem through Blossom, an innovative "all-in-one" digital solution for the installation of charging stations and smart charging for electric cars. Blossom will initially focus on installing and activating smart charging stations for employees of companies, later followed by a solution for self-employed workers and private customers
•Telenet Business and Sopra Steria, a leading European-based consulting, digital services and software development company, announced a strategic partnership in April 2024 to manage digital transformation in companies and organizations, marking a milestone in the evolution of digital infrastructure and work environments of businesses in Belgium

Financial highlights:
•Revenue of €702.4 million in Q1 2024, broadly stable YoY on both a reported and rebased2 basis
◦Consumer fixed revenue decreased 1.8% YoY on both a reported an rebased basis as the benefit of the June 2023 rate increase was more than offset by a lower RGU base for our broadband, video and telephony services
◦Consumer mobile revenue increased 4.1% on both a reported and rebased basis, driven by the benefit of the June 2023 rate increase and a higher proportion of revenue allocated to mobile for our ONE and ONEup FMC bundles, partly offset by lower interconnect revenue and a decline in our mobile customers
◦B2B revenue, which includes the revenue generated by commercial and regulated wholesale customers in addition to the revenue from large enterprise customers, small and medium-sized companies and SOHO customers, decreased 0.8% and 2.3% YoY on a reported and rebased basis, respectively, driven by the expected loss of the VOO MVNO contract following the acquisition by Orange Belgium and lower hardware-related revenue from ICT projects
◦Other revenue,which includes amongst others the advertising and production revenue from our media business, was up 1.2% and 1.6% YoY on a reported and rebased basis, respectively, reflecting higher advertising revenue from our commercial Play broadcasting channels
•Significant improvement in net profit from €16.8 million in Q1 2023 to €46.8 million in Q1 2024, reflecting €65.4 million lower net finance expense, partially offset by a 4.7% YoY decline in operating profit as a result of certain inflationary pressures on our cost base and incurrence of related-party fees and allocations. Our net finance expense in Q1 2024 reflected a €203.8 million reversal in the fair value of our derivatives from a non-cash loss in Q1 last year to a non-cash gain in Q1 2024, partially offset by a €119.1 million foreign exchange variance from a non-cash gain in Q1 2023 to a non-cash loss in Q1 2024 and a €22.9 million increase in interest expense following the issuance a new 5-year €890.0 million Term Loan in November 2023 and a higher EURIBOR base rate applicable to our vendor financing program
•Adjusted EBITDA of €314.9 million in Q1 2024, marking YoY decreases of 1.5% and 1.8% on a reported and rebased basis, respectively, as the combined benefit of (i) the June 2023 rate increase, (ii) lower programming and interconnect costs and (iii) lower energy costs was more than offset by higher staff-related expenses following the mandatory 1.5% wage indexation as of January 2024 and growth in our overall FTE base
◦Q1 2024 Adjusted EBITDA margin of 44.8%, representing a 70 basis points contraction compared to the prior year period on both a reported and rebased basis
•Adjusted EBITDAaL of €296.4 million in Q1 2024, up 5.2% YoY, reflecting the benefit of the Wyre Transaction as a result of which the emphyteutic lease with Fluvius was terminated leading to lower depreciation and interest on leases. Excluding this impact, our rebased Adjusted EBITDAaL showed a 1.7% YoY decline, reflecting the same drivers as those having impacted our Adjusted EBITDA
◦Compared to Q1 2023, our Q1 2024 Adjusted EBITDAaL margin improved 210 basis points to 42.2% on a reported basis. On a rebased basis, our Adjusted EBITDAaL margin declined moderately by 50 basis points YoY
•P&E Additions of €198.2 million in Q1 2024, up 5.1% YoY, representing 28.2% of revenue. Excluding the recognition of football broadcasting rights and certain leases-related capital additions, as per our full year guidance, our P&E Additions represented 25.9% of revenue and are expected to ramp up throughout the year as Wyre accelerates its FTTH build
◦Customer premises equipment (“CPE”) additions, which includes our spending on set-top boxes, modems and WiFi powerlines were €31.4 million in Q1 2024, up 17.6% YoY as a result of continued set-top box migrations to our next-generation video platform and ongoing focus on improving the in-home connectivity for our customers through our Smart WiFi solutions
◦Q1 2024 network-related investments increased 60.9% YoY to €53.9 million due to higher investments in our mobile (5G) and fixed (FTTH) networks
◦Expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, totaled €31.4 million in Q1 2024, representing a YoY decline of 23.6%, as a result of lower spend on our IT upgrade program compared to last year
◦The remainder of our P&E Additions include (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by Play Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. All combined, these reached €81.5 million in Q1 2024. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions, other accrued capital expenditures reached €65.5 million. The above implies that approximately 64.1% of our P&E Additions (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions) were scalable and subscriber growth related
•Adjusted EBITDA less P&E Additions of €132.7 million in Q1 2024, marking YoY declines of 7.7% and 8.4% on a reported and rebased basis, respectively, as a result of higher CAPEX intensity across our business as detailed above and a lower Adjusted EBITDA result
•Q1 2024 net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €202.1 million, €154.0 million and €42.1 million, respectively
•Adjusted FCF of €12.8 million in Q1 2024 compared to a negative Adjusted FCF of €34.7 million in Q1 last year, reflecting a €27.6 million higher contribution from our vendor financing program due to seasonality in some of our payments. Adjusted FCF in the quarter was adversely impacted by €94.5 million semi-annual cash interest payments and a €82.9 million annual cash tax payment
•At March 31, 2024, our blended fully-swapped debt borrowing cost was 3.8% (December 31, 2023: 3.8%) and the average tenor of our third-party debt was approximately 4.3 years (December 31, 2023: 4.6 years) with no debt repayments, excluding shorter-term liabilities under our vendor financing program, prior to March 2028
•At March 31, 2024, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Total Leverage and Net Covenant Leverage were 4.3x and 3.2x, respectively, compared to 4.1x and 3.1x at December 31, 2023
◦The moderate QoQ increase in leverage is caused by the decrease in our annualized Adjusted EBITDA and Adjusted EBITDAaL in Q1 2024
◦Net Covenant Leverage remains significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The maintenance covenant is only triggered in the event we draw 40% or more of our revolving credit facilities. At March 31, 2024, our revolving credit facilities were fully undrawn as mentioned below
•At March 31, 2024, we had access to total liquidity of €1,443.5 million, consisting of €828.5 million cash and cash equivalents and €615.0 million of undrawn commitments under our revolving credit facilities following the cancellation of the €30.0 million remaining commitments under our Revolving Credit Facility A. When our quarterly compliance reporting requirements have been completed and assuming no change from March 31, 2024 borrowing levels, we anticipate the full €615.0 million of borrowing capacity will continue to be available

FY 2024 financial guidance:
•Based on our financial performance over the first three months of 2024, we reaffirm our full year outlook as presented on February 15, 2024. In line with our outlook, we anticipate a more meaningful decline in our Adjusted EBITDAaL in the coming quarters as our Q2 2023 Adjusted EBITDAaL included a €10.5 million one-off benefit from the settlement of certain operational contingencies. Furthermore, we will incur higher commercial costs in the coming quarters linked to the launch of our FMC offer in Wallonia and our efforts to regain commercial agility in our footprint
◦Revenue(i) (rebased FY 2023: €2,860.2 million): Broadly stable
◦Adjusted EBITDAaL(ii) (rebased FY 2023: €1,307.3 million): Mid-single digit decline
◦P&E Additions(iii) as a percentage of revenue: Around 32%
◦Adjusted FCF(ii, iv): Between €50.0 - €75.0 million

(i)On a reported based, our expected revenue growth for the full year 2024 would be broadly stable.
(ii)Adjusted EBITDAaL and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net profit/loss (including net profit/loss growth rates) and cash flow from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net profit/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(iii)Property and equipment additions exclude the recognition of (i) capitalized football broadcasting rights, (ii) mobile spectrum licenses and (iii) the impact of certain lease-released capital additions on our accrued capital expenditures.
(iv)Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction and assuming the tax payment on our 2023 tax return will not occur until early 2025.

Operating Statistics Summary

	As of and for the three months ended
	March 31,
	2024	2023

Footprint
Homes Passed(i)	4,200,600	3,590,200

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	1,992,600	2,054,300
Q1 Organic[1] Fixed-Line Customer Relationship net losses	(14,900)	(15,100)

Fixed Services per Customer Relationship	2.15	2.18
Q1 Monthly ARPU per Fixed-Line Customer Relationship	€61.60	€59.36

Mobile Subscribers
Postpaid	2,676,500	2,684,800
Prepaid	222,600	260,600
Total Mobile subscribers	2,899,100	2,945,400

Q1 Organic Postpaid net additions	(800)	13,100
Q1 Organic Prepaid net losses	(10,600)	(10,400)
Total Organic Mobile net losses	(11,400)	2,700

Q1 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€16.69	€16.87
Excluding interconnect revenue	€15.21	€14.98

Fixed Mobile Convergence
Converged Households	847,200	834,400
Converged Households as a % of Internet RGUs	49.1%	47.6%

(i)Amount for March 31, 2024 includes aggregate effect of adjustments to correct the understatement of our December 31, 2023 reported Homes Passed. For additional information regarding these adjustments, see subscriber tables on page 12.

Selected Financial Results, Adjusted EBITDA and Adjusted EBITDAaL Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2024 and 2023:

	Three months ended		Increase/(decrease)
	March 31,
	2024	2023	Reported	Rebased[2]
	in millions, except % amounts

Revenue(i)
Consumer fixed revenue:
Subscription	€305.1	€308.2	(1.0%)	(1.0%)
Non-subscription	2.4	4.8	(50.0%)	(50.0%)
Total consumer fixed revenue	307.5	313.0	(1.8%)	(1.8%)
Consumer mobile revenue:
Subscription	104.1	102.7	1.4%	1.4%
Non-subscription	40.8	36.5	11.8%	11.8%
Total consumer mobile revenue	144.9	139.2	4.1%	4.1%
B2B revenue:
Subscription	94.8	89.6	5.8%	5.8%
Non-subscription	85.9	92.5	(7.1%)	(9.9%)
Total B2B revenue	180.7	182.1	(0.8%)	(2.3%)
Other revenue	69.3	68.5	1.2%	1.6%
Total	€702.4	€702.8	(0.1%)	(0.4%)

Adjusted EBITDA	€314.9	€319.6	(1.5%)	(1.8%)

Adjusted EBITDAaL	€296.4	€281.8	5.2%	(1.7%)

Adjusted EBITDA less P&E Additions	€132.7	€143.7	(7.7%)	(8.4%)

(i)Our categorization of revenue for both the 2024 and 2023 periods has been updated to align with Liberty Global's presentation.

The following table provides a reconciliation of net profit to Adjusted EBITDA and Adjusted EBITDAaL for the three months ended March 31, 2024 and 2023:

	Three months ended
	March 31,
	2024	2023
	in millions, except % amounts

Net profit	€46.8	€16.8
Income tax expense	26.9	1.8
Share of the result of equity accounted investees	0.6	(0.4)
Remeasurement to fair value of pre-existing interest in an acquiree	(0.7)	(1.9)
Losses (gains) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	(3.1)
Net finance expense	28.2	93.6
Depreciation, amortization, impairment and gain on disposal of assets	196.3	199.6
EBITDA	298.1	306.4
Share based compensation	9.0	6.3
Operating charges related to acquisitions or divestitures	1.1	4.1
Restructuring charges	0.6	2.5
Measurement period adjustments related to business acquisitions	—	0.3
Related-party fees and allocations[3]	6.1	—
Adjusted EBITDA	314.9	319.6
Depreciation on assets under leases	(10.5)	(24.5)
Interest expense on leases	(8.0)	(13.3)
Adjusted EBITDAaL	€296.4	€281.8

Adjusted EBITDA margin	44.8%	45.5%
Adjusted EBITDAaL margin	42.2%	40.1%
Net profit margin	6.7%	2.4%

The following table provides a reconciliation net cash from operating activities to Adjusted Free Cash Flow for the three months ended March 31, 2024 and 2023:

	Three months ended
	March 31,
	2024	2023
	in millions

Net cash from operating activities	€202.1	€186.8
Operating-related vendor financing additions	88.7	68.8
Purchases of property and equipment	(84.3)	(88.8)
Purchases of intangibles	(66.5)	(63.6)
Principal payments on operating-related vendor financing	(90.2)	(105.3)
Principal payments on capital-related vendor financing	(26.7)	(22.4)
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(10.3)	(10.2)
Adjusted Free Cash Flow	€12.8	€(34.7)

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended
	March 31,
	2024	2023
	in millions, except % amounts

Customer premises equipment	€31.4	€26.7
Network growth and upgrades	53.9	33.5
Products and services	31.4	41.1
Other	81.5	87.2
Property and equipment additions	198.2	188.5
Assets acquired under capital-related vendor financing arrangements	(31.2)	(34.3)
Assets acquired under lease arrangements	(10.9)	(18.5)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(5.3)	16.7
Total capital expenditures[4]	€150.8	€152.4

Property and equipment additions as a percentage of revenue	28.2%	26.8%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€314.9	€319.6
Property and equipment additions	198.2	188.5
Recognition of football broadcasting rights	(5.1)	(0.6)
Recognition of certain lease-related capital additions	(10.9)	(12.0)
P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions	182.2	175.9
Adjusted EBITDA less P&E Additions	€132.7	€143.7

P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions as a percentage of revenue	25.9%	25.0%

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The following table details our consolidated third-party debt, lease obligations and cash and cash equivalents. The borrowing currency figures reported below reflect the principal amount of the debt instrument in the borrowing currency, while the euro equivalent figures include interest accrued on the respective obligations.

	March 31,		December 31,
	2024		2023
	Borrowing currency	€ equivalent
	in millions

2024 Amended Senior Credit Facility
Term Loan AR (Term SOFR + 2.00%) USD due 2028	$2,295.0	€2,130.2	€2,078.3
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,113.2	1,113.2
Term Loan AT1 (EURIBOR + 3.00%) EUR due 2028	€890.0	892.9	892.9
€570.0 million Revolving Credit Facility B (EURIBOR + 2.25%) due 2029		—	—
Total Senior Credit Facility		4,136.3	4,084.4

Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	938.4	928.1
3.50% EUR Senior Secured Notes due 2028	€540.0	543.9	548.7
Total Senior Secured Notes		1,482.3	1,476.8

Other
Lease obligations		632.0	631.4
Mobile spectrum		380.6	389.3
Vendor financing		352.9	350.1
Other debt		45.2	44.3
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2025		—	—
Total third-party debt and lease obligations		7,029.3	6,976.3
Less: deferred financing fees		(21.9)	(23.0)
Total carrying amount of third-party debt and lease obligations		7,007.4	6,953.3
Less: cash and cash equivalents		828.5	822.5
Net carrying amount of third-party debt and lease obligations[5]		€6,178.9	€6,130.8

Exchange rate ($ to €)		1.0797	1.1065

Covenant Debt Information
The following table reconciles our consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of March 31, 2024 and December 31, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2024	2023
	in millions

Total third-party debt and lease obligations (€ equivalent)	€7,029.3	€6,976.3
Lease obligations	(632.0)	(631.4)
Mobile spectrum	(380.6)	(389.3)
Vendor financing	(352.9)	(350.1)
Other debt	(45.2)	(44.3)
Accrued interest on term loans and senior secured notes	(23.8)	(40.3)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	(130.5)	(56.6)
Total covenant amount of third-party gross debt	5,064.3	5,064.3
Less: cash and cash equivalents[6]	821.0	810.1
Total covenant amount of third-party net debt	€4,243.3	€4,254.2

Forward-Looking Statements
Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our 2024 financial guidance; expectations with respect to the cost of energy and inflation; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments, including the continuing rollout of fiber in Belgium through Wyre; expectations with respect to our anticipated broadband speed capabilities across our footprint and the technologies to be used; our ability to attract and retain customers and increase our overall market penetration, including the anticipated launch of certain FMC offerings in Wallonia in 2024 and the anticipated timing and benefits to be derived therefrom; our ability to compete against other communications and content distribution businesses, including an intensifying competitive landscape due to the entry of new telecommunications operators as well as the availability of attractive programming and the costs associated with such programming; expectations with respect to our B2B growth; expectations regarding the recovery of our media business; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; the strength of our and our affiliates’ respective balance sheets (including cash and liquidity position); the amount and tenor of our third-party debt and anticipated borrowing capacity and our ability to make value-accretive investments.. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.
Contact Information

Telenet Investor Relations:		Telenet Press & Media Relations:
Rob Goyens	+32 15 333 054	Stefan Coenjaerts	+32 15 335 006

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
		Matt Beake	+44 20 8483 6428
About Telenet
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is a 100% owned subsidiary of Liberty Global. Additional information on Telenet and its products can be obtained from the the Company’s website http://www.telenet.be.
About Liberty Global – Liberty Global is a world leader in converged broadband, video and mobile communications services. It delivers next-generation products through advanced fiber and 5G networks, and currently provides over 85 million* connections across Europe. Liberty Global's businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Liberty Global, through its global investment arm, Liberty Global Ventures, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.
*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended March 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers	Video Subscribers	Telephony Subscribers	Total Mobile Subscribers

Operating :
Belgium	4,049,300	1,943,800	4,207,500	1,706,400	1,596,900	904,200	2,896,700
Luxembourg	151,300	48,800	66,900	18,000	40,200	8,700	2,400
Telenet Group	4,200,600	1,992,600	4,274,400	1,724,400	1,637,100	912,900	2,899,100

Q1 Organic Subscriber Variance:
Belgium	7,200	(14,000)	(46,000)	(6,400)	(18,600)	(21,000)	(11,400)
Luxembourg	—	(900)	(1,900)	400	(2,000)	(300)	—
Telenet Group	7,200	(14,900)	(47,900)	(6,000)	(20,600)	(21,300)	(11,400)

Q1 Adjustments:
Belgium(i)	580,000	—	—	—	—	—	—
Luxembourg	—	—	—	—	—	—	—
Total adjustments	580,000	—	—	—	—	—	—

	Selected Operating Data — As of March 31, 2024
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Belgium	222,600	2,674,100	2,896,700
Luxembourg	—	2,400	2,400
Telenet Group	222,600	2,676,500	2,899,100

	March 31, 2024 vs. December 31, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q1 Organic Mobile Subscriber Variance
Belgium	(10,600)	(800)	(11,400)
Luxembourg	—	—	—
Telenet Group	(10,600)	(800)	(11,400)

(i)Represents the aggregate effect of adjustments to correct the understatement of our December 31, 2023 reported Homes Passed.

General Notes to Tables:
Telenet provides broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2Rebased growth rates, which are non-GAAP measures, are presented as a basis for assessing growth on a comparable basis. For purposes of calculating rebased growth rates for all businesses that we owned during 2024, we have adjusted our historical revenue, Adjusted EBITDA, Adjusted EBITDAaL and Adjusted EBITDA less P&E Additions for the three months ended March 31, 2023 to include the pre-acquisition revenue, Adjusted EBITDA, Adjusted EBITDAaL and P&E Additions to the same extent these entities are included in our results for the three months ended March 31, 2024. Investors should view rebased growth as a supplement to, and not a substitute for, EU IFRS measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated May 1, 2024, Liberty Global Reports Q1 2024 Results. The following table provides adjustments made to the 2023 amounts to derive our rebased growth rates:

	Three months ended March 31, 2023
	Revenue	Adjusted EBITDA	Adjusted EBITDAaL	Adjusted EBITDA less P&E Additions
	in millions

Acquisitions(i)	€2.5	€1.2	€19.6	€1.2
______________________

(i)For purposes of calculating rebased growth rates, we have adjusted these historical metrics to the extent they are impacted by the Wyre Transaction with Fluvius on July 1, 2023, creating a new infrastructure company.
3Adjusted EBITDA excludes related-party fees and allocations as of Q1 2024. These amounts, which are based on our company’s estimated share of the applicable costs (including personnel-related and other costs associated with the services provided) incurred by Liberty Global subsidiaries, represent the aggregate net effect of charges between our company and various other Liberty Global subsidiaries that are outside of our company. These charges generally relate to management, finance, legal and other services that support our company’s operations.
4The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
5Net third-party debt including lease obligations is not a defined term under IFRS and therefore may not be comparable with other similarly titled measures reported by other companies.
6The cash and cash equivalents used in the calculation of our Net Covenant Leverage differs from the cash and cash equivalents used in the calculation of our Net Total Leverage as the former only includes the cash and cash equivalents within Telenet’s restricted banking group, whereas the latter reflects all of Telenet’s cash and cash equivalents as reported in its consolidated statement of financial position.

Glossary
Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less P&E Additions and Property and Equipment Additions:

•Adjusted EBITDA: We define Adjusted EBITDA as profit (loss) from continuing operations before net income tax benefit (expense), our share of the result of equity-accounted investees, net finance income (expense), depreciation and amortization, share-based compensation, related-party fees and allocations, measurement period and post-measurement period adjustments related to business acquisitions, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Adjusted EBITDA after leases (Adjusted EBITDAaL): Adjusted EBITDAaL is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. For this purpose, property and equipment additions excludes the recognition of (i) football broadcasting rights, (ii) mobile spectrum licenses and (iii) certain lease related capital additions. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Property & Equipment Additions (P&E Additions): P&E Additions includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted Free Cash Flow: We define Adjusted Free Cash Flow (Adjusted FCF) as net cash provided by the our operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in our consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on leases (which represents a decrease in the period to our actual cash available) each as reported in our consolidated statements of cash flows. We believe our presentation of Adjusted FCF, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF as a supplement to, and not a substitute for EU IFRS measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF.

Average revenue Per Unit: Average Revenue Per Unit (ARPU) is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and small or home office (SOHO) services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. ARPU per RGU (as defined below) refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence: Fixed-mobile convergence (FMC) penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Mobile Subscriber Count: For residential and business subscribers, the number of active subscriber identification module (SIM) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

Net Total Leverage: Net Total Leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents (Net Total Debt), as recorded in our statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In our statement of financial position, our USD-denominated debt has been converted into EUR using the March 31, 2024 EUR/USD exchange rate. As we have entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of our net leverage ratio, we use the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure.

Net Covenant Leverage: Net Covenant Leverage is calculated as per the 2024 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as explained above), excluding (i) subordinated shareholder loans, (ii) lease obligations, (iii) outstanding debt related to mobile spectrum licenses, (iv) any vendor financing-related liabilities, (v) cash and cash equivalents outside of Telenet’s restricted banking group, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Revenue Generating Unit: A Revenue Generating Unit (RGU) is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Select Condensed Consolidated Interim EU IFRS Financial Statements
Telenet Group Holding NV
TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	March 31, 2024	December 31, 2023
	in millions
ASSETS
Non-current assets:
Property and equipment, net	€2,843.7	€2,850.5
Goodwill	2,206.9	2,204.3
Other intangible assets, net	1,215.4	1,210.3
Deferred tax assets	79.3	78.1
Investments in and loans to equity accounted investees	48.2	48.0
Other investments	8.5	8.5
Derivative financial instruments	266.5	208.6
Other non-current assets	62.3	62.3
Total non-current assets	6,730.8	6,670.6
Current assets:
Inventories	33.8	31.5
Trade receivables	174.5	207.5
Derivative financial instruments	192.9	181.6
Other current assets	172.6	175.2
Cash and cash equivalents	828.5	822.5
Total current assets	1,402.3	1,418.3
Total assets	€8,133.1	€8,088.9

TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION — (Continued)
(unaudited)

	March 31, 2024	December 31, 2023
	in millions
EQUITY AND LIABILITIES
Equity:
Share capital	€20.4	€20.4
Share premium	80.7	80.7
Other reserves	1,768.6	1,765.3
Retained loss	(2,311.1)	(2,343.3)
Remeasurements	(1.1)	(0.2)
Total equity attributable to shareholders of Telenet	(442.5)	(477.1)
Non-controlling interests	(52.8)	(67.9)
Total equity	(495.3)	(545.0)

Non-current liabilities:
Loans and borrowings	6,548.2	6,478.1
Derivative financial instruments	30.8	44.1
Deferred revenue	2.0	1.9
Deferred tax liabilities	275.3	267.7
Provisions	21.3	21.3
Other non-current liabilities	117.2	115.7
Total non-current liabilities	6,994.8	6,928.8
Current liabilities:
Loans and borrowings	459.2	475.2
Trade payables	220.4	225.3
Accrued expenses and other current liabilities	556.4	499.0
Provisions	103.9	95.3
Deferred revenue	108.7	118.2
Derivative financial instruments	76.3	120.3
Current tax liability	108.7	171.8
Total current liabilities	1,633.6	1,705.1
Total liabilities	8,628.4	8,633.9
Total equity and liabilities	€8,133.1	€8,088.9

TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME
(unaudited)

	Three months ended
	March 31,
	2024	2023
	in millions

Revenue	€702.4	€702.8
Cost of services provided	(398.8)	(401.5)
Gross profit	303.6	301.3
Selling, general and administrative expenses	(201.8)	(194.5)
Operating profit	101.8	106.8

Finance income	161.0	49.4
Interest income, net foreign exchange gain and other finance income	8.3	49.4
Net gain on derivative financial instruments	152.7	—
Finance expense	(189.2)	(143.0)
Interest expense, net foreign exchange loss and other finance expense	(189.2)	(91.9)
Net loss on derivative financial instruments	—	(51.1)
Net finance expense	(28.2)	(93.6)

Share of the result of equity accounted investees	(0.6)	0.4
Remeasurement to fair value of pre-existing interest in an acquiree	0.7	1.9
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	—	3.1
Profit before income tax	73.7	18.6
Income tax expense	(26.9)	(1.8)
Net profit	€46.8	€16.8

Other comprehensive income for the period, net of taxes:
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit liability (asset)	€(1.0)	€(0.1)
Equity-accounted investees - share of other comprehensive income	—	1.2
Items that are or may be reclassified subsequently to profit or loss:
Foreign operations - foreign currency translation differences	0.2	(0.2)
Other comprehensive income (loss) for the period, net of taxes	(0.8)	0.9
Total comprehensive income for the period	€46.0	€17.7

Net profit attributable to:
Shareholders of Telenet	€32.2	€16.8
Non-controlling interests	14.6	—
	46.8	16.8
Total comprehensive income for the period, attributable to:
Shareholders of Telenet	31.3	17.8
Non-controlling interests	14.7	(0.1)
	46.0	17.7

TELENET GROUP HOLDING NV
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended
	March 31,
	2024	2023
	in millions

Cash flows from operating activities:
Net profit	€46.8	€16.8
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation, amortization, impairment and restructuring charges	196.9	202.1
Related-party fees and allocations	6.1	—
Working capital changes and other non-cash items	74.7	56.0
Income tax expense	26.9	1.8
Net interest income, foreign exchange gain and other finance income	(8.3)	(49.4)
Net interest expense, foreign exchange loss and other finance expenses	189.2	91.9
Net loss (gain) on derivative financial instruments	(152.7)	51.1
Share in the result of equity accounted investees	0.6	(0.4)
Remeasurement to fair value of pre-existing interest in an acquiree	(0.7)	(1.9)
Gain (loss) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	(3.1)
Net cash interest paid and cash derivatives	(94.5)	(97.6)
Income taxes paid	(82.9)	(80.5)
Net cash provided by operating activities	202.1	186.8

Cash flows from investing activities:
Purchases of property and equipment	(84.3)	(88.8)
Purchases of intangibles	(66.5)	(63.6)
Acquisitions and disposals of and loans to equity accounted investees	(3.1)	(0.5)
Acquisition of subsidiaries, net of cash acquired	(0.5)	(18.4)
Proceeds from sale of property and equipment	0.1	7.2
Other investing activities	0.3	—
Net cash used in investing activities	(154.0)	(164.1)

Cash flows from financing activities:
Repayments of loans and borrowings	(122.4)	(134.0)
Proceeds from loans and borrowings	90.6	69.1
Other financing activities	(10.3)	(9.7)
Net cash used in financing activities	(42.1)	(74.6)

Net increase (decrease) in cash and cash equivalents:
Cash and cash equivalents at beginning of period	822.5	1,064.4
Cash and cash equivalents at end of period	828.5	1,012.5
Net cash generated (used)	€6.0	€(51.9)